Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan of our reports dated February 18, 2011, with respect to the consolidated financial statements of Republic Services, Inc. and the effectiveness of internal control over financial reporting of Republic Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
July 28, 2011